Exhibit 10.11

SERVICES AGREEMENT

This Services Agreement (the Agreement), effective as of October 9, 2018 (the Effective Date), is entered into by DR. CHRISTOPH WESTPHAL (Provider) and TSCAN THERAPEUTICS, INC., a Delaware corporation (Company). Provider and Company agree as follows

1. SERVICES AND PAYMENT.

a. Engagement. Company hereby engages Provider to serve on Company’s Board of Directors (the Board) as the Chairman of the Board (Chairman) and Provider accepts such engagement. Following his resignation or removal from the Board for any reason, Provider will continue to provide such other services as may be assigned by Company from time to time. All services provided by Provider hereunder shall hereinafter be referred to as Services.

b. Compensation. This Agreement is being entered into in connection with, and as additional consideration for, shares of Company’s common stock being issued to Provider on April 20, 2018 pursuant to a separately executed Stock Purchase Agreement (as amended from time to time, the Stock Purchase Agreement), and the Services shall satisfy the requirements of providing “Service” to Company for the purposes of vesting in such shares under such Stock Purchase Agreement. As additional consideration for his role as Chairman, Provider will receive $15,000.00 per month for a period of six calendar months starting from the Effective Date, provided that the payment for the first calendar month will be pro-rated. Payment will be made to Provider in accordance with the Company’s normal payroll procedures. Any other payments to Provider as consideration for his role as a member of the Board after the aforementioned six calendar month period will be subject to approval by the Board. Provider will also be reimbursed for reasonable travel and incidental expenses incurred in connection with performing the Services, subject to Company’s prior approval. Promptly after execution of this Agreement, Provider shall deliver to Company a properly completed and duly executed Department of the Treasury IRS Form W-9 or, if Provider is a non-U.S. person, a Department of the Treasury IRS Form W-8BEN (or other appropriate Form W-8).

2. INTELLECTUAL PROPERTY.

a. Inventions Assignment. Company owns all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), technologies, works of authorship, software, mask works, designations, designs, know-how, ideas, data and other information and work products that are made, conceived, reduced to practice or obtained, in whole or in part, by Provider, and that arise out of the Services or that are based on or otherwise reflect any Proprietary Information (as defined below) (collectively, Inventions). Provider will promptly provide and fully disclose all Inventions to Company. All Inventions are works made for hire to the extent allowed by law and, in addition, Provider agrees to make and does hereby make all assignments necessary to accomplish the foregoing ownership. Provider shall assist Company, at Company’s expense, to further evidence, confirm, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Provider hereby irrevocably designates and appoints Company and its officers as its agents and attorneys-in-fact (coupled with an interest) to act for and in Provider’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Provider.

b. Confidentiality. Provider agrees that all Inventions and all other financial, business, legal and technical information (including, without limitation, the identity of and information relating to customers, prospects, vendors, affiliates and employees) that Provider develops, learns or obtains in connection with the Services, or that are received by or for Company in confidence, constitute Proprietary Information. Provider will hold in strict confidence, and exercise all reasonable precautions to prevent unauthorized access to, and not disclose or, except in performing the Services, use any Proprietary Information. However, Proprietary Information will not include information that Provider can document is or becomes readily publicly available without restriction through no fault of Provider. Upon termination and at Company’s request at any other time, Provider will promptly return to Company all materials and copies containing or embodying Proprietary Information, except that Provider may keep its personal copy of its compensation records and this Agreement. Provider also recognizes and agrees that Provider has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Provider’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. Moral Rights. To the extent allowed by law, Section 2(a) and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like. To the extent any of the foregoing is ineffective under applicable law, Provider hereby provides any and all ratification and consents necessary to accomplish the purposes of the foregoing to the extent possible. Provider will confirm any such ratification and consents from time to time as requested by Company. Provider will obtain the foregoing ratification, consents and authorizations, for Company’s exclusive benefit, from each person who provides any Services hereunder.

d. License. If any part of the Services or Inventions is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, modified, distributed or otherwise exploited, without using or violating any technology or intellectual property right owned by Provider (or any third party) and not assigned hereunder (Restricted Rights), then Provider hereby grants and agrees to grant to Company and its affiliates, successors and assignees a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable right and license to exploit and exercise all such Restricted Rights in support of Company’s exercise or exploitation of the Services, Inventions or other work performed hereunder (including any modifications, improvements and derivatives). Provider agrees not to use or disclose any Restricted Rights for which it is not fully authorized to grant the foregoing license.

3. WARRANTY. Provider represents and warrants that: (a) all work under this Agreement shall be Provider’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Provider itself); (b) Provider has the full right to provide Company with the assignments and rights provided for herein; and (c) Provider will not disclose to Company or use for its benefit any trade secret or proprietary or confidential information of any third party.

4. TERM AND TERMINATION. This Agreement commences on the Effective Date and may be terminated by the written agreement of both Company and Provider. In addition, (a) Provider may terminate this Agreement at any time, for any or no reason, by giving Company 5 days’ prior written notice and (b) Company may terminate this Agreement for Cause (as such term is defined in the Stock Purchase Agreement). Sections 3 through 5 (inclusive) of this Agreement, and any remedies for breach of this Agreement shall survive any termination or expiration.

5. GENERAL PROVISIONS.

a. Relationship. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, employer, employee or agent of the other and shall not bind nor attempt to bind the other to any contract. Provider is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance.

b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law provisions. Exclusive jurisdiction and venue for any action arising under this Agreement is in the federal and state courts located in Massachusetts, and both parties hereby consent to such jurisdiction and venue for this purpose. In any action or proceeding to enforce this Agreement, the prevailing party will be entitled to recover from the other party its costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action or proceeding and enforcing any judgment or order obtained.

c. Remedies. Provider acknowledges and agrees that in the event of any breach or threatened breach of Section 2 or 3, Company will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, Company shall be entitled to injunctive and other equitable remedies to prevent or restrain, temporarily or permanently, such breach or threatened breach, without the necessity of proving actual damages or posting any bond or surety, in addition to any other remedy that Company may have at law or in equity.

d. Notice. Any notice required or permitted to be given hereunder will be effective upon receipt and shall be given in writing, in English and delivered in person, via established express courier service (with confirmation of receipt), confirmed facsimile or registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses given herein or at such other address designated by written notice.

e. Assignment. This Agreement and the performance contemplated hereunder are personal to Provider and Provider shall not have the right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Company. Any attempt to do otherwise shall be void and of no effect. Company may transfer this Agreement without the consent of Provider. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

f. Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter of this Agreement (and all past dealing or industry custom). Headings are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in one or more counterparts, each of which is an original, but taken together constituting one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature. No change, consent or waiver to this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. The failure of a party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as an instrument under seal as of the Effective Date.

PROVIDER

By:	/s/ Christoph Westphal
Name: Christoph Westphal

TSCAN THERAPEUTICS, INC.

By:	/s/ Lea Hachigian
Name: Lea Hachigian
Title: President

SIGNATURE PAGE TO SERVICES AGREEMENT